Exhibit 21

SUBSIDIARIES OF MBIA INC.

Name of Subsidiary	State/Country of Incorporation
MBIA Capital Corp.	Delaware
MBIA Global Funding, LLC	Delaware
MBIA Insurance Corporation	New York
MBIA Mexico, S.A. de C.V.	Mexico
MBIA Services Corporation	Delaware
National Public Finance Guarantee Holdings, Inc.	Delaware
National Public Finance Guarantee Corporation	New York
New Phoenix II, LLC	Delaware
Phoenix II Intermediate, LLC	Delaware
Phoenix II Recovery, LLC	Delaware
Promotora de Infraestructura Registral II, S.A. de C.V., SOFOM, E.R.	Mexico